Exhibit 10.31

 Confidential Treatment Requested

* Portions of this page have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

First Amendment to Commercial License Agreement

This First Amendment to the Commercial License Agreement (the "**First Amendment**") is entered into effective as of March 17, 2015 by and between Dresser-Rand Company, a New York general partnership ("**D-R**"), and Ener-Core Power, Inc., a Delaware corporation ("**E-C**").

Background Information

A. D-R and E-C entered into a Commercial License Agreement effective as of November 14, 2014 (the "**Agreement**").

B. D-R and E-C desire to amend the Agreement to modify and add certain sections to the Agreement.

Now, therefore, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, D-R and E-C hereby agree to amend the Agreement as follows:

1. Section 3.2.2 is amended to read:

3.2.2 *

or (ii) E-C and D-R have entered into an escrow agreement for license fee payments (the "**License Escrow Agreement**") as further defined in Section 3.2.3 (such Performance Security or License Escrow Agreement the "**Fundamental Process Security**"). The Fundamental Process Security shall be for a period of 24 months and shall be promptly terminated upon Completed Test pursuant to Section 4.4 below.

2. Section 3.2 is amended by adding the following section and subsections:

3.2.3 If so requested by E-C, the parties shall endeavor to reach agreement on a License Escrow Agreement in lieu of a Performance Security for the Fundamental Process Security, as provided in Section 3.2.2, above. Any such License Escrow Agreement shall be established with an escrow agent acceptable to D-R and its terms shall include at least the following:

3.2.3.1 E-C shall directly (i.e. not out of funds held by the escrow agent) cover all administrative costs and fees of such License Escrow Agreement and such escrow agent.

3.2.3.2 As long as License Escrow Agreement is in effect, all payments due from D-R pursuant to Sections 5.1.3.1, 5.1.3.2 and 5.1.3.3 shall be paid into an escrow account of a creditworthy, FDIC –insured bank, approved by D-R, such account established and maintained by the escrow agent for such purpose (the "Escrow Account").

3.2.3.3 The term of the License Escrow Agreement shall expire upon a Completed Test pursuant to Section 4.4. The License Escrow Agreement may be terminated prior to the expiration of its term, as provided in Section 3.2.3.6, below. During the term of the License Escrow Agreement E-C shall have no right to receive or pledge any funds held in the Escrow Account.

3.2.3.4 During the term of the License Escrow Agreement, the escrow agent shall pay to D-R all amounts due to D-R pursuant to Sections 5.1.3.4 and

5.1.3.5 of this Agreement ("**Amounts Due to D-R**"). The License Escrow Agreement shall establish a means for notification of the escrow agent when any such payment is due and indemnification of the escrow agent for any such payment made without objection by E-C.

3.2.3.5 Upon expiration of the term of the License Escrow Agreement in accordance with Section 4.4 and this section 3.2.3.5, the escrow agent shall promptly disburse to E-C all proceeds held in the Escrow Account, net of any outstanding Amounts Due to D-R, and provide to each party a full accounting of all receipts by and disbursements from the Escrow Account.

3.2.3.6 Termination due to Acceptance Test Failure: In the event that this Agreement and the License Escrow Agreement are terminated by D-R pursuant to Section 4 as the result of a Failed Acceptance Test in accordance with Section 4.3, the escrow agent shall promptly disburse all proceeds held in the Escrow Account to D-R and provide to each party a full accounting of all receipts by and disbursements from the Escrow Account.

3. Section 4.3 is amended to read:

4.3 Rejections and Remedies. If a Deliverable-Customer rejects an SSAT or FSAT Deliverable, the Deliverable-Owner shall have 10 business days from the date of receipt of written notice of rejection, unless otherwise provided for in a Customer contractual commitment, to commence a cure of all material non-conformances described in the written notice of rejection and to deliver to the Deliverable-Customer a plan for the prompt delivery of a revised Deliverable. If rejection of, or failure to deliver, an SSAT or FSAT Deliverable results in a breach of a Customer contractual commitment, the Deliverable-Customer may declare such Deliverable rejected and terminate this Agreement. Upon receipt by the Deliverable-Customer of a revised Deliverable delivered in accordance with this Section 4.3, the provisions of Section 4.2 and this Section 4.3 shall again apply, the new Review Period running from the date of delivery of the revised version of the Deliverable. If the revised Deliverable is again rejected by the Deliverable-Customer or fails to meet Customer contractual commitments, such Party may declare the Deliverable rejected and terminate this Agreement (a "**Failed Acceptance Test**"). For avoidance of doubt, for the Initial System Project, D-R shall have the right in its sole discretion to make the decision to replace the E-C Products with Plan B.

4. Except as provided for above, this Amendment does not further amend the terms of the Agreement, which remains in full force and effect as currently written.

[Signatures on following page]

IN WITNESS WHEREOF, E-C and D-R hereto have each caused this First Amendment to be executed by them or in the name and on behalf of each of them by one of their respective officers, thereunto duly authorized, as of the date written above.

Ener-Core Power, Inc.

By: ______________________

Name: BORIS MASLOV

Title: President

Dresser-Rand Company

By: ______________________

Name: RF BOSSOTTI

Title: VP, Corp. STRATEGY & BD